Filed by Public Storage, Inc.
                                Pursuant to Rule 165 and Rule 425(a) under the United States Securities act of 1933, as amended

                                Subject Company: Shurgard Storage Centers, Inc. Commission file No. 001-11455
                                Date: August 2, 2006

                                                                    Exhibit 99.1
News Release

Public Storage, Inc.
701 Western Avenue
Glendale, CA 91201-2349
www.publicstorage.com
--------------------------------------------------------------------------------
                                                     For Release: Immediately
                                                     Date: August 2, 2006
                                                     Contact: Mr. Clemente Teng
                                                     (818) 244-8080

 PUBLIC STORAGE, INC. REPORTS RESULTS FOR THE SECOND QUARTER ENDED JUNE 30, 2006

GLENDALE, California - Public Storage, Inc. (NYSE:PSA) announced today operating results for the quarter ended June 30, 2006.

OPERATING RESULTS FOR THE QUARTER ENDED JUNE 30, 2006:
------------------------------------------------------

Net income for the three months ended June 30, 2006 was $128,862,000 compared to $108,266,000 for the same period in 2005, representing an increase of $20,596,000, or 19.0%. This increase is primarily due to improved operations from our Same Store group of facilities, continued growth in operations from our newly developed and recently expanded facilities, continued growth in our recently acquired self-storage facilities as well as higher interest income. These items were partially offset by an increase in general and administrative expense.

Same Store net operating income, before depreciation expense, increased by $6,517,000 or 4.8% as a result of a 5.7% improvement in revenues partially offset by a 7.4% increase in cost of operations. Aggregate net operating income for our newly developed and recently expanded and acquired facilities increased by approximately $8,654,000. This increase was largely due to the impact of facilities acquired in 2005 and 2006, combined with continued fill-up of our newly developed and expansion facilities. Interest income increased as a result of earning higher interest rates on invested cash balances combined with significantly higher average cash balances invested in interest-bearing accounts as compared to the same period in 2005. Higher invested cash balances were primarily due to the issuances of $517.5 million of our 7.25% Series I Cumulative Preferred Stock on May 3, 2006 and $100.0 million of our 7.25% Series J Preferred Partnership Units on May 9, 2006. General and administrative expense increased primarily as a result of certain costs and expenses totaling $1.1 million with respect to the proposed merger with Shurgard Storage Centers, Inc. ("Shurgard") (NYSE:SHU).

Net income allocable to our common shareholders (after allocating net income to our preferred and equity shareholders) was $71,130,000 or $0.55 per common share on a diluted basis for the three months ended June 30, 2006 compared to $60,763,000 or $0.47 per common share on a diluted basis for the same period in 2005, representing an increase of $0.08 per common share, or 17.0%. The increases in net income allocable to common shareholders and earnings per common diluted share are due primarily to the impact of the factors described above, offset by an increase in income allocated to preferred shareholders, as described below.

For the three months ended June 30, 2006 and 2005, we allocated $52,376,000 and $42,147,000 of our net income, respectively, to our preferred shareholders based on distributions paid. The year-over-year increase is due to the issuance of additional preferred securities, partially offset by the redemption of preferred securities that had higher dividend rates than the newly issued preferred securities.

Weighted average diluted shares increased to 129,062,000 for the three months ended June 30, 2006 from 128,618,000 for the three months ended June 30, 2005.

OPERATING RESULTS FOR THE SIX MONTHS ENDED JUNE 30, 2006:
---------------------------------------------------------

Net income for the six months ended June 30, 2006 was $243,078,000 compared to $204,677,000 for the same period in 2005, representing an increase of $38,401,000, or 18.8%. This increase is primarily due to improved operations from our Same Store, newly developed and acquired self-storage facilities, reduced minority interest in income and higher interest income. These items were partially offset by increases in general and administrative expense and depreciation along with a decrease in equity in earnings of real estate entities.

Same Store net operating income, before depreciation expense, increased by $14,647,000 or 5.6% as a result of a 5.4% improvement in revenues partially offset by a 5.1% increase in cost of operations. Aggregate net operating income for our newly developed, acquired and expansion self-storage facilities increased by approximately $16,080,000 largely due to the impact of facilities acquired in 2005 and 2006, combined with continued fill-up of our newly developed and expansion facilities. Minority interest in income declined due to the acquisition of minority interests that occurred in 2005. Interest income increased as a result of earning higher interest rates on invested cash balances, combined with higher average cash balances invested in interest-bearing accounts as compared to the same period in 2005. Depreciation increased due principally to the expansion of our real estate portfolio as a result of newly developed and acquired facilities. General and administrative expense increased primarily as a result of certain costs and expenses totaling $2.2 million with respect to the proposed merger with Shurgard.

Net income allocable to our common shareholders (after allocating net income to our preferred and equity shareholders) was $133,375,000 or $1.03 per common share on a diluted basis for the six months ended June 30, 2006 compared to $109,482,000 or $0.85 per common share on a diluted basis for the same period in 2005, representing an increase of $0.18 per common share, or 21.2%. The increases in net income allocable to common shareholders and earnings per common diluted share are due primarily to the impact of the factors described above, offset partially by increased income allocated to preferred shareholders, described below.

For the six months ended June 30, 2006 and 2005, we allocated $98,991,000 and $82,560,000 of our net income, respectively, to our preferred shareholders based on distributions paid. The year-over-year increase is due to the issuance of additional preferred securities, partially offset by the redemption of preferred securities that had higher dividend rates than the newly issued preferred securities. We also recorded allocations of income to our preferred shareholders with respect to the application of EITF Topic D-42 totaling $1,904,000 for the six months ended June 30, 2005 (none for the same period in 2006).

Weighted average diluted shares increased to 129,037,000 for the six months ended June 30, 2006 from 128,895,000 for the six months ended June 30, 2005.

FUNDS FROM OPERATIONS:
----------------------

For the three months ended June 30, 2006, funds from operations ("FFO") increased to $0.99 per common share on a diluted basis as compared to $0.90 per common share for the same period in 2005, representing an increase of $0.09 per common share, or 10.0%. For the six months ended June 30, 2006, FFO increased to $1.93 per common share on a diluted basis as compared to $1.69 per common share for the same period in 2005, representing an increase of $0.24 per common share, or 14.2%.

For the six months ended June 30, 2006 and 2005, FFO has been negatively impacted as a result of (i) costs and expenses incurred in connection with the proposed merger with Shurgard totaling approximately $1.1 million and $2.2 million, for the three and six months ended June 30, 2006, respectively, (ii) the impact of a gain on the sale, in the six months ended June 30, 2005, of non-real estate assets previously used by our containerized storage business totaling $1,143,000, and (iii) the application of EITF Topic D-42 in connection with the redemption of our preferred securities ($2,778,000 in the six months ended June 30, 2005), as well as amounts in equity in earnings of real estate entities ($729,000 in the three and six months ended June 30, 2006 and $131,000 in the three and six months ended June 30, 2005).

The following table provides a summary of the impact of these items that have occurred during the three and six months ended June 30, 2006 and 2005:


                                                        Three Months Ended June 30,           Six Months Ended June 30,
                                                     ----------------------------------   ----------------------------------
                                                                             Percentage                           Percentage
                                                        2006       2005        Change       2006         2005       Change
                                                     ---------   --------    ----------   --------     --------   ----------
FFO per common share prior to adjustments for
the following items............................       $  1.01    $  0.90        12.2%     $  1.96      $  1.70       15.3%

Costs and expenses incurred in connection with
the proposed merger with Shurgard..............         (0.01)         -                    (0.02)          -

Gain on sale of non-real estate assets
previously used by our containerized storage                -          -                        -        0.01
business.......................................

Application of EITF Topic D-42 in connection
with the redemption of preferred securities....         (0.01)         -                   (0.01)        (0.02)
                                                     ---------   --------    ----------   --------     --------   ----------
FFO per common share, as reported .............       $  0.99     $  0.90       10.0%      $  1.93     $  1.69        14.2%
                                                     =========   ========    ==========   ========     ========   ==========

                                       2

FFO is a term defined by the National Association of Real Estate Investment Trusts ("NAREIT"). It is generally defined as net income before depreciation with respect to real estate assets and gains and losses on real estate assets. FFO is presented because management and many analysts consider FFO to be one measure of the performance of real estate companies. In addition, we believe that FFO is helpful to investors as an additional measure of the performance of a REIT, because net income includes the impact of depreciation, which assumes that the value of real estate diminishes predictably over time, while we believe that the value of real estate fluctuates due to market conditions and in response to inflation. FFO computations do not consider scheduled principal payments on debt, capital improvements, distribution, and other obligations of the Company. FFO is not a substitute for our cash flow or net income as a measure of our liquidity or operating performance or our ability to pay dividends. Other REITs may not compute FFO in the same manner; accordingly, FFO may not be comparable among REITs. See the attached reconciliation of net income to funds from operations included in the selected financial data attached to this press release.

PROPERTY OPERATIONS:
--------------------

We derive substantially all of our revenues from the ownership and management of self-storage facilities. In order to evaluate the performance of our overall self-storage portfolio, we analyze the operating performance of our stabilized self-storage facilities.

As of June 30, 2006, our "Same Store" portfolio consists of 1,266 facilities, which represents the facilities that we have consolidated in our financial statements and have been operating at a stabilized basis throughout 2004, 2005, and the first six months of 2006.

The Same Store facilities contain approximately 73.9 million net rentable square feet, representing approximately 81% of the aggregate net rentable square feet of our consolidated self-storage portfolio at June 30, 2006. The following table summarizes the pre-depreciation historical operating results of the Same Store facilities:

SELECTED OPERATING DATA FOR THE SAME STORE
------------------------------------------
FACILITIES (1,266 FACILITIES):                          Three Months Ended June 30,                Six Months Ended June 30,
------------------------------                     ---------------------------------------   ---------------------------------------
                                                                                Percentage                                Percentage
                                                       2006          2005         Change         2006          2005         Change
                                                   -----------  -------------   ----------   ------------  ------------   ----------
                                                             (Dollar amounts in thousands, except weighted average data)
Revenues:
    Rental income................................. $  205,213    $  194,377        5.6%      $  404,304    $  383,949        5.3%
    Late charges and administrative fees collected      9,619         8,925        7.8%          18,756        17,412        7.7%
                                                   -----------  -------------   ----------   ------------  ------------   ----------
    Total revenues (a)............................    214,832       203,302        5.7%         423,060       401,361        5.4%

Cost of operations (excluding depreciation):
    Property taxes ...............................     19,346        18,402         5.1%         40,009        38,333        4.4%
    Payroll expense...............................     22,409        20,956         6.9%         43,739        42,051        4.0%
    Advertising and promotion.....................      6,716         6,814        (1.4)%        13,395        12,784        4.8%
    Utilities.....................................      4,362         3,816        14.3%          9,162         8,373        9.4%
    Repairs and maintenance.......................      7,105         6,368        11.6%         13,806        13,050        5.8%
    Telephone reservation center..................      2,102         2,041         3.0%          4,051         3,794        6.8%
    Property insurance............................      3,169         2,246        41.1%          5,019         4,248       18.1%
    Other costs of management.....................      7,540         7,093         6.3%         15,598        15,094        3.3%
                                                   -----------  -------------   ----------   ------------  ------------   ----------
  Total cost of operations (a)....................     72,749        67,736         7.4%        144,779       137,727        5.1%
                                                   -----------  -------------   ----------   ------------  ------------   ----------
Net operating income (before depreciation) (b)....    142,083       135,566         4.8%        278,281       263,634        5.6%
Depreciation expense..............................    (36,472)      (38,264)       (4.7)%       (75,020)      (77,232)      (2.9)%
                                                   -----------  -------------   ----------   ------------  ------------   ----------
   Operating income............................... $  105,611    $   97,302         8.5%     $  203,261    $  186,402        9.0%
                                                   ===========  =============   ==========   ============  ============   ==========
Gross margin (before depreciation)................      66.1%         66.7%        (0.9)%         65.8%         65.7%        0.2%
Weighted average for the period:
  Square foot occupancy (c).......................      92.1%         92.1%         0.0%          91.1%         91.0%        0.1%
  Realized  annual rent per occupied  square
   foot (d)(f).................................... $   12.05     $   11.42          5.5%     $   12.00     $   11.41         5.2%
  REVPAF (e) (f).................................. $   11.10     $   10.52          5.5%     $   10.94     $   10.39         5.3%

Weighted average at June 30:
  Square foot occupancy...........................                                                92.6%         92.4%        0.2%
  In place annual rent per occupied square foot (g)                                          $   13.30     $   12.62         5.4%
Total net rentable square feet (in thousands).....                                              73,946        73,946          -


a) See attached reconciliation of these amounts to our consolidated self-storage revenues and operating expenses. Revenues and cost of operations do not include ancillary revenues and expenses generated at the facilities with respect to tenant reinsurance, retail sales and truck rentals. "Other costs of management" included in cost of operations principally represents all the indirect costs incurred in the operations of the facilities. Indirect costs principally include supervisory costs and corporate overhead cost incurred to support the operating activities of the facilities.

b) Net operating income (before depreciation) or "NOI" is a non-GAAP (generally accepted accounting principles) financial measure that excludes the impact of depreciation expense. Although depreciation is an operating expense, we believe that NOI is a meaningful measure of operating performance, because we utilize NOI in making decisions with respect to capital allocations, in determining current property values, segment performance, and comparing period-to-period and market-to-market property operating results. NOI is not a substitute for net operating income after depreciation in evaluating our operating results.

c) Square foot occupancies represent weighted average occupancy levels over the entire period.

d) Realized annual rent per occupied square foot is computed by annualizing the result of dividing rental income by the weighted average occupied square footage for the period. Realized annual rent per occupied square foot takes into consideration promotional discounts, credit card fees and other costs that reduce rental income from the contractual amounts due.

e) Annualized rental income per available square foot ("REVPAF") represents annualized rental income divided by total available net rentable square feet.

f) Late charges and administrative fees are excluded from the computation of realized annual rent per occupied square foot and REVPAF because exclusion of these amounts provides a better measure of our ongoing level of revenue, by excluding the volatility of late charges, which are dependent principally upon the level of tenant delinquency, and administrative fees, which are dependent principally upon the absolute level of move-ins for a period.

g)   In place  annual  rent  per  occupied  square  foot  represents  annualized
     contractual   rents  per  occupied  square  foot  without   reductions  for
     promotional discounts, and excludes late charges and administrative fees.

The growth in rental income during the remainder of 2006 will depend upon various factors, among which will be our ability to maintain high occupancy levels and increase rental rates charged to both new and existing customers. The following table summarizes additional selected financial data with respect to our Same Store facilities:

                                                                     Three Months Ended
                                                -----------------------------------------------------------
                                                  March 31        June 30       September 30    December 31    Full Year
                                                ------------- -------------     ------------    -----------   ----------
Total revenues (in 000's):
  2005.....................................     $    198,059   $  203,302       $  208,745      $  208,272    $  818,378
  2006.....................................     $    208,228   $  214,832

Total cost of operations (excluding depreciation
expense) (in 000's):
  2005.....................................     $     69,991   $   67,736       $   67,730      $   65,873    $  271,330
  2006.....................................     $     72,030   $   72,749

Property taxes (in 000's):
  2005.....................................     $     19,931   $   18,402       $   19,573      $   17,025    $   74,931
  2006.....................................     $     20,663   $   19,346

Media advertising expense (in 000's):
  2005.....................................     $      3,588   $    2,955       $    2,314      $    2,141    $   10,998
  2006.....................................     $      3,978   $    2,611

Other advertising and promotion expense (in 000's):
  2005.....................................     $      2,382   $    3,859       $    2,934      $    3,689    $   12,864
  2006.....................................     $      2,701   $    4,105

REVPAF:
  2005.....................................     $      10.25   $    10.52       $    10.77      $    10.76    $    10.58
  2006.....................................     $      10.77   $    11.10

Weighted average realized annual rent per occupied
square foot for the period:
  2005.....................................     $      11.41   $    11.42       $    11.75      $    11.89    $    11.61
  2006.....................................     $      11.94   $    12.05

Weighted average square foot occupancy levels for
the period:
  2005.....................................            89.9%        92.1%            91.7%           90.5%         91.1%
  2006.....................................            90.2%        92.1%


MERGER WITH SHURGARD:
---------------------

As previously announced, on March 6, 2006, the boards of directors of Public Storage and Shurgard approved a definitive merger agreement under which Public Storage will acquire Shurgard at a total transaction value of approximately $5.0 billion. In connection with the proposed merger, on July 24, 2006, Public Storage and Shurgard filed the definitive joint proxy statement/prospectus with the Securities and Exchange Commission and began mailing it to their shareholders. Each company has scheduled a shareholders' meeting to be held on August 22, 2006 to, among other things, vote on approval of the merger.

Under the terms of the merger agreement, Public Storage will issue, in a taxable transaction, approximately 41 million shares of common stock to holders of Shurgard's common stock and assume Shurgard's debt of approximately $1.9 billion (as of March 31, 2006). In addition, approximately $136 million of Shurgard's preferred stock will be redeemed. The merger is currently targeted to close on or shortly after the date of the shareholder meetings.

More information with respect to the proposed merger can be found in the definitive joint proxy statement/prospectus dated July 24, 2006 filed with the Securities and Exchange Commission as part of a registration statement regarding the proposed merger.

Included in general and administrative expense for the three and six months ended June 30, 2006, respectively, are costs related to the merger incurred prior to signing the merger agreement, as well as expenditures in planning the integration of the two companies of approximately $1.1 million and $2.2 million, respectively.

In upcoming quarters, we expect to incur additional incremental costs related to the integration of the two companies, as well as costs associated with winding down Shurgard's business affairs. These costs cannot be estimated at this time and will be expensed as incurred; therefore, they are expected to have a negative impact on our earnings going forward.

DEVELOPMENT AND ASSET ACQUISITION AND DISPOSITION ACTIVITIES:
-------------------------------------------------------------

During the second quarter of 2006, we opened two newly developed facilities at a total cost of $39.8 million containing 192,000 net rentable square feet. We also completed expansions to three facilities at a total cost of $8.2 million, adding 145,000 net rentable square feet of self-storage space.

At June 30, 2006, there were 54 projects that were either under construction or were expected to begin construction generally within the next year, comprised of 49 projects (2,874,000 net additional rentable square feet) which expand existing self-storage facilities and enhance their visual appeal for a total estimated cost of $244.3 million, and five projects (420,000 net rentable square feet) to convert space at former containerized storage facilities into self-storage space for a total estimated cost of $18.4 million. These projects will be fully funded by us. Opening dates for these facilities are estimated through the next 24 months. The development of these facilities is subject to various risks and contingencies.

During the second quarter of 2006, we acquired six facilities from third parties containing an aggregate of 492,000 net rentable square feet for an aggregate cost of approximately $52.6 million.

We were notified that one of our self-storage facilities located in Seattle, Washington, will be condemned by local governmental authorities. Accordingly, we commenced presenting the operating results of this facility in discontinued operations on our consolidated statement of income. The net income from this facility for all periods presented is included in Discontinued Operations. The condemnation was completed in July 2006, and a gain on the disposition of approximately $2.4 million is expected to be recorded in the third quarter of 2006.

ISSUANCE AND REDEMPTION OF PREFERRED SECURITIES:
------------------------------------------------

On May 3, 2006, we issued 20,700,000 depositary shares, with each depositary share representing 1/1,000 of a share of 7.25% Cumulative Preferred Stock, Series I. The offering resulted in $517.5 million of gross proceeds. On May 9, 2006, we completed a private placement of $100 million of our 7.25% Series J preferred units. We expect that the proceeds from issuing these two securities will be used to fund cash requirements with respect to the merger with Shurgard and general corporate purposes.

During September and October of 2006, we have the opportunity to redeem our 8.00% Series R preferred stock ($510 million) and our 7.88% Series S preferred stock ($143.75 million), respectively. The potential redemption of these securities, on their earliest redemption dates, would result in EITF Topic D-42 allocations of approximately $22 million in the third quarter of 2006. In addition, PS Business Parks, Inc., an affiliate in which we own approximately 45% of the common equity, has similar redemption opportunities including $53 million in preferred units in the third quarter of 2006 and $50 million in preferred stock in January 2007. Our pro rata share of EITF Topic D-42 allocations from our investment in PS Business Parks, Inc. (assuming redemption on the earliest possible date) is expected to be approximately $1.4 million in the remainder of 2006.

SHARE REPURCHASES:
------------------

Our Board of Directors has authorized the repurchase from time to time of up to 25,000,000 shares of our common stock on the open market or in privately negotiated transactions. From the inception of the repurchase program through August 2, 2006 (none from January 1, 2006 through August 2, 2006), we have repurchased a total of 22,201,720 shares of common stock at an aggregate cost of approximately $567.2 million.

DISTRIBUTIONS DECLARED:
-----------------------

On August 2, 2006, the Board of Directors declared a quarterly distribution of $0.50 per regular common share and $0.6125 per share on the depositary shares each representing 1/1,000 of a share of Equity Stock, Series A. Distributions were also declared with respect to the Company's various series of preferred stock. All the distributions are payable on September 28, 2006 to shareholders of record as of September 15, 2006, which, if the merger is completed, will include distributions on the shares issued in the merger.

SECOND QUARTER CONFERENCE CALL:
-------------------------------

A conference call is scheduled for Thursday, August 3, 2006, at 9:00 a.m. (PDT) to discuss the second quarter ended June 30, 2006 earnings results. The participant toll free number is (877) 715-5318 (conference ID number 7661950). A simultaneous audio web cast may be accessed by using the link at
www.publicstorage.com under "Corporate Information, Investor Relations" (conference ID number 7661950). A replay of the conference call may be accessed through August 17, 2006 by calling (877) 519-4471 or by using the link at www.publicstorage.com under "Corporate Information, Investor Relations." Both forms of replay utilize conference ID number 7661950.

ABOUT PUBLIC STORAGE, INC.:
---------------------------

Public Storage, Inc., a member of the S&P 500 and The Forbes Global 2000, is a fully integrated, self-administered and self-managed real estate investment trust that primarily acquires, develops, owns and operates self-storage facilities. The Company's headquarters are located in Glendale, California. The Company's self-storage properties are located in 37 states. At June 30, 2006, the Company had interests in 1,516 storage facilities with approximately 92 million net rentable square feet.

Additional information about Public Storage, Inc. is available on our website, www.publicstorage.com.

ADDITIONAL INFORMATION REGARDING MERGER WITH SHURGARD:
------------------------------------------------------

In connection with the proposed transaction, Public Storage and Shurgard have filed a definitive joint proxy statement/prospectus dated July 24, 2006 with the Securities and Exchange Commission as part a registration statement regarding the proposed merger of Public Storage and Shurgard. INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE DEFINITIVE JOINT PROXY STATEMENT/PROSPECTUS AND OTHER RELEVANT MATERIAL BECAUSE THEY CONTAIN IMPORTANT INFORMATION ABOUT PUBLIC STORAGE AND SHURGARD AND THE PROPOSED MERGER. Investors and security holders may obtain a free copy of the definitive proxy statement/prospectus and other documents filed by Public Storage and Shurgard with the SEC at the SEC's website at www.sec.gov. Each company has scheduled an annual shareholders' meeting to be held on August 22, 2006, to, among other things, vote on approval of the merger. The definitive joint proxy statement/prospectus and other relevant documents may also be obtained free of charge from Public Storage or Shurgard by directing such request to: Public Storage, Inc. 701 Western Avenue, Glendale, CA 91201-2349, Attention: Investor Relations or Shurgard Storage Centers, Inc., 1155 Valley Street, Suite 400, Seattle, WA 98109-4426, Attention: Investor Relations.

Public Storage and Shurgard and their respective directors and executive officers may be deemed to be participants in the solicitation of proxies from the shareholders of Public Storage and Shurgard in connection with the merger. Information about Public Storage and its directors and executive officers, and their ownership of Public Storage and information about Shurgard and its directors and executive officers, and their ownership of Shurgard securities, is set forth in the definitive joint proxy statement/prospectus dated July 24, 2006 included in the registration statement on Form S-4 filed with the SEC on April 20, 2006 and amended May 24, 2006, June 12, 2006, June 19, 2006 and July 24,
2006.  Additional  information  regarding  the interests of those persons may be
obtained   by  reading   the   definitive   proxy   statement/prospectus.

This communication shall not constitute an offer to sell or the solicitation of an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offering of securities shall be made except by means of a prospectus meeting the requirements of
Section 10 of the Securities Act of 1933.

FORWARD-LOOKING STATEMENTS:
---------------------------

All statements in this press release, other than statements of historical fact, are forward-looking statements which may be identified by the use of the words "expects," "believes," "anticipates," "should," "estimates" and similar expressions. These forward-looking statements involve known and unknown risks and uncertainties, which may cause Public Storage's actual results and performance to be materially different from those expressed or implied in the forward-looking statements. Factors and risks that may impact future results and performance are described from time to time in Public Storage's filings with the Securities and Exchange Commission, including in Item 1A, "Risk Factors" in Public Storage's Annual Report on Form 10-K for the fiscal year ended December 31, 2005 and our Quarterly Report on Form 10-Q for the quarter ended March 31, 2006, our registration statement on Form S-4 filed on April 20, 2006, and amended May 24, 2006, June 12, 2006, June 19, 2006 and July 24, 2006, and in the definitive joint proxy statement/prospectus filed as part of the Form S-4, and in reports on Form 8-K. These risks include, but are not limited to, the following: risks related to the proposed merger with Shurgard, including approval of the proposed merger with Shurgard by the shareholders of Shurgard and Public Storage and the satisfaction of other closing conditions to the merger, difficulties that may be encountered in integrating Public Storage and Shurgard, the inability to realize or delays in realizing expected synergies from the proposed merger, unanticipated operating costs resulting from the proposed merger, and risks associated with international operations; changes in general economic conditions and in the markets in which Public Storage operates; the impact of competition from new and existing storage and commercial facilities and other storage alternatives, which could impact rents and occupancy levels at our facilities; difficulties in Public Storage's ability to evaluate, finance and integrate acquired and developed properties into its existing operations and to fill up those properties, which could adversely affect Public Storage's profitability; the impact of the regulatory environment as well as national, state, and local laws and regulations including, without limitation, those governing Real Estate Investment Trusts, which could increase our expenses and reduce cash available for distribution; consumers' failure to accept the containerized storage concept which would reduce our profitability; difficulties in raising capital at reasonable rates, which would impede Public Storage's ability to grow; delays in the development process, which could adversely affect profitability; and economic uncertainty due to the impact of war or terrorism could adversely affect its business plan. Public Storage disclaims any obligation to update publicly or otherwise revise any forward-looking statements, whether as a result of new information, new estimates, or other factors, events or circumstances after the date of this press release, except where expressly required by law.

Additional financial data attached.

                               PUBLIC STORAGE, INC
                             SELECTED FINANCIAL DATA
                                   (Unaudited)
                                                                 Three Months Ended              Six Months Ended
                                                                      June 30,                       June 30,
                                                           -----------------------------  ------------------------------
                                                                2006           2005            2006             2005
                                                           -------------- --------------  --------------- --------------
                                                                    (Amounts in thousands, except per share data)
Revenues:
    Rental income:
      Self-storage facilities ..........................    $   262,398    $    235,255    $    513,910    $    462,601
      Commercial properties ............................          3,013           2,927           6,005           5,775
      Containerized storage facilities .................          4,200           3,988           8,130           7,825
    Ancillary operations................................         18,369          17,198          33,543          31,216
    Interest and other income...........................         10,047           3,394          15,122           6,287
                                                           -------------- --------------  --------------- --------------
                                                                298,027         262,762         576,710         513,704
                                                           -------------- --------------  --------------- --------------
Expenses:
    Cost of operations:
      Self-storage facilities ..........................         89,425          80,402         177,160         162,046
      Commercial properties ............................          1,235           1,043           2,583           2,170
      Containerized storage facilities .................          4,219           3,274           7,529           6,016
      Ancillary operations .............................         11,696          10,140          22,312          20,557
    Depreciation and amortization.......................         48,626          48,240          98,675          96,178
    General and administrative..........................          6,975           6,128          13,754          11,269
    Interest expense....................................          1,872           1,794           3,429           3,457
                                                           -------------- --------------  --------------- --------------
                                                                164,048         151,021         325,442         301,693
                                                           -------------- --------------  --------------- --------------
 Income from continuing operations before equity in
   earnings of real estate entities, minority interest
   in income, cumulative effect of change in accounting
   principal, gain on sale of real estate assets and
   discontinued operations..............................        133,979         111,741         251,268         212,011
Equity in earnings of real estate entities .............          3,124           4,851           6,590          10,529
Minority interest in income:
 Allocable to preferred minority interests:
    Based upon ongoing distributions (a)................         (4,658)         (3,590)         (8,249)         (8,965)
    Special  distribution  and EITF Topic D-42  allocation
    (a).................................................              -               -               -            (874)
 Other partnership interests ...........................         (4,070)         (4,878)         (7,638)         (9,273)
                                                           -------------- --------------  --------------- --------------
Income from continuing operations.......................        128,375         108,124         241,971         203,428
    Cumulative effect of change in accounting principle.              -               -             578               -
    Gain on disposition of real estate assets...........            466              53             466              53
    Discontinued operations (b).........................             21              89              63           1,196
                                                           -------------- --------------  --------------- --------------
Net income                                                  $   128,862    $    108,266   $     243,078    $    204,677
                                                           ============== ==============  =============== ==============
Net income allocation:
----------------------
    Allocable to preferred shareholders:
      Based on distributions paid.......................    $    52,376    $     42,147   $      98,991    $     82,560
      Based on redemptions of preferred stock...........              -               -               -           1,904
    Allocable to equity shareholders, Series A..........          5,356           5,356          10,712          10,731
    Allocable to common shareholders....................         71,130          60,763         133,375         109,482
                                                           -------------- --------------  --------------- --------------
                                                            $   128,862    $    108,266   $     243,078    $    204,677
                                                           ============== ==============  =============== ==============
Per common share:
    Net income per share - Basic........................    $      0.55    $      0.47    $        1.04    $       0.85
                                                           ============== ==============  =============== ==============
    Net income per share - Diluted......................    $      0.55    $      0.47    $        1.03    $       0.85
                                                           ============== ==============  =============== ==============
    Weighted average common shares - Basic..............        128,180         127,986         128,151         128,284
                                                           ============== ==============  =============== ==============
    Weighted average common shares - Diluted ...........        129,062         128,618         129,037         128,895
                                                           ============== ==============  =============== ==============

(a) On March 17, 2005, we redeemed all outstanding 9.5% Series N ($40,000,000) preferred units and on March 29, 2005 we redeemed all outstanding 9.125% Series O ($45,000,000) preferred units. In accordance with the SEC's clarification of EITF Topic D-42, we allocated $874,000 to minority interests, representing costs incurred when these units were originally issued. We ceased allocating income with respect to these interests following their redemption.

(b) Discontinued operations includes a gain on sale of non-real estate assets previously used by the discontinued containerized storage operations totaling $1,143,000 during the six months ended June 30, 2005. Discontinued operations also includes the operations of a self-storage facility located in Seattle, Washington, which as of June 30, 2006 was in the process of being condemned by local government authorities.

                              PUBLIC STORAGE, INC.
                             SELECTED FINANCIAL DATA


                                                                           June 30,           December 31,
                                                                             2006                 2005
                                                                    ---------------------   -----------------
                                                                         (Unaudited)
                                                                     (Amounts in thousands, except share and
                                                                                 per share data)


ASSETS
Cash and cash equivalents ....................................         $      983,630          $   493,501
Operating real estate facilities:
   Land and building, at cost.................................              6,147,679            5,930,484
   Accumulated depreciation...................................             (1,594,913)          (1,500,128)
                                                                    ---------------------   -----------------
                                                                            4,552,766            4,430,356
Construction in process.......................................                 19,695               54,472
                                                                    ---------------------   -----------------
                                                                            4,572,461            4,484,828
Investment in real estate entities............................                303,884              328,555
Goodwill......................................................                174,634              176,285
Other assets..................................................                 65,527               69,317
                                                                    ---------------------   -----------------
       Total assets...........................................         $    6,100,136          $ 5,552,486
                                                                    =====================   =================

LIABILITIES AND SHAREHOLDERS' EQUITY
Notes payable.................................................         $      105,053          $   113,950
Debt to joint venture partner.................................                 35,784               35,697
Preferred stock called for redemption.........................                      -              172,500
Accrued and other liabilities.................................                171,773              159,360
                                                                    ---------------------   -----------------
       Total liabilities......................................                312,610              481,507

Minority interest - preferred.................................                325,000              225,000
Minority interest - other.....................................                 33,223               28,970

Shareholders' equity:
   Preferred Stock, $0.01 par value, 50,000,000 shares
   authorized, 1,723,236 shares issued (in series)
   and outstanding (1,698,336 at December 31, 2005), at
   liquidation preference:
     Cumulative Preferred Stock, issued in series.............              3,120,900            2,498,400
   Common Stock, $0.10 par value, 200,000,000 shares authorized,
     128,210,747 shares issued and outstanding (128,089,563 at
     December 31, 2005).......................................                 12,821               12,809
   Equity Stock, Series A, $0.01 par value, 200,000,000 shares authorized, 8,744.193 shares issued and outstanding at June
     30, 2006 and December 31, 2005 ..........................                      -                    -
   Paid-in capital............................................              2,415,673            2,430,671
   Cumulative net income......................................              3,432,344            3,189,266
   Cumulative distribution paid...............................             (3,552,435)          (3,314,137)
                                                                    ---------------------   -----------------
     Total shareholders' equity...............................              5,429,303            4,817,009
                                                                    ---------------------   -----------------
       Total liabilities and shareholders' equity.............         $    6,100,136          $ 5,552,486
                                                                    =====================   =================


                             Selected Financial Data
                    Computation of Funds From Operations (a)
                                   (Unaudited)
                                                                          Three Months Ended               Six Months Ended
                                                                               June 30,                        June 30,
                                                                     -----------------------------  ----------------------------
                                                                         2006             2005            2006           2005
                                                                     -------------   -------------  -------------- -------------
                                                                            (Amounts in thousands, except per share data)
Computation of Funds from Operations (FFO) allocable to Common
Stock
Net income........................................................   $   128,862     $   108,266     $   243,078     $  204,677
    Add back - depreciation and amortization......................        48,626          48,240          98,675         96,178
    Add back - depreciation and amortization included in
        Discontinued Operations...................................            20              42              41            109
    Add back - our pro rata share of depreciation from equity
        investments...............................................         9,466           8,758          18,720         17,443
    Eliminate - depreciation with respect to non-real estate
    assets........................................................           (45)           (772)           (105)        (1,682)
    Eliminate - gain on sale of real estate assets................          (466)            (53)           (466)           (53)
    Eliminate - our pro rata share of PSB's gain on sale of real
        estate....................................................          (711)           (441)         (1,023)        (1,706)
    Add back - minority interest share of income..................         8,728           8,468          15,887         19,112
                                                                     -------------   -------------  -------------- -------------
Consolidated FFO..................................................       194,480         172,508         374,807        334,078
Allocable to preferred minority interest:
    Based upon ongoing distributions (b)..........................        (4,658)        (3,590)          (8,249)        (8,965)
    Special distribution and EITF Topic D-42 allocation (b).......             -              -                -           (874)
Allocable to minority interest - other partnership interests......        (4,386)         (6,101)         (8,266)       (11,816)
                                                                     -------------   -------------  -------------- -------------
Remaining FFO allocable to our shareholders.......................       185,436         162,817         358,292        312,423
Less: allocations to preferred and equity stock shareholders:
    Preferred shareholder distributions...........................       (52,376)        (42,147)        (98,991)       (82,560)
    Issuance costs on redeemed preferred shares...................             -               -               -         (1,904)
    Equity Stock, Series A distributions..........................        (5,356)         (5,356)        (10,712)       (10,731)
                                                                     -------------   -------------  -------------- -------------
Remaining FFO allocable to Common Stock (a).......................   $   127,704     $   115,314     $   248,589     $  217,228
                                                                     =============   =============  ============== =============
Weighted average shares:
    Regular common shares.........................................       128,180         127,986         128,151        128,284
    Weighted average stock options and restricted stock units
    outstanding using treasury method.............................           882             632             886            611
                                                                     -------------   -------------  -------------- -------------
Weighted average common shares for purposes of computing
fully-diluted FFO per common share................................       129,062          128,618        129,037        128,895
                                                                     =============   =============  ============== =============
FFO per common share (a) (c)......................................   $      0.99      $      0.90    $      1.93     $     1.69
                                                                     =============   =============  ============== =============


(a) Funds from operations ("FFO") is a term defined by the National Association of Real Estate Investment Trusts ("NAREIT"). FFO is a non-GAAP (generally accepted accounting principles) financial measure. FFO is generally defined as net income before depreciation with respect to real estate assets and gains and losses on real estate assets. FFO is presented because management and many analysts consider FFO to be one measure of the performance of real estate companies. In addition, we believe that FFO is helpful to investors as an additional measure of the performance of a REIT, because net income includes the impact of depreciation, which assumes that the value of real estate diminishes predictably over time, while we believe that the value of real estate fluctuates due to market conditions and in response to inflation. FFO computations do not consider scheduled principal payments on debt, capital improvements, distribution, and other obligations of the Company. FFO is not a substitute for our cash flow or net income as a measure of our liquidity or operating performance or our ability to pay dividends. Other REITs may not compute FFO in the same manner; accordingly, FFO may not be comparable among REITs.


(b) On March 17, 2005, we redeemed all outstanding 9.5% Series N ($40,000,000) preferred units, and on March 29, 2005 we redeemed all outstanding 9.125% Series O ($45,000,000) preferred units and, in accordance with the SEC's clarification of EITF Topic D-42, we allocated $874,000 to minority interests, representing costs incurred when these units were originally issued.

(c) FFO per common share was positively impacted by a gain on sale of non-real estate assets previously used by our discontinued containerized storage business totaling approximately $1,143,000 or $0.01 per common share for the six months ended June 30, 2005.

                              Public Storage, Inc.
                             Selected Financial Data
               Computation of Funds Available for Distribution (b)
                                   (Unaudited)


                                                                 Three Months Ended          Six Months Ended
                                                                      June 30,                   June 30,
                                                            --------------------------  ---------------------------
                                                                 2006          2005         2006          2005
                                                            -------------  -----------  ------------- -------------
                                                                             (Amounts in thousands)
Computation of Funds Available for Distribution ("FAD"):
FFO allocable to Common Stock (a)........................     $  127,704   $  115,314    $  248,589   $  217,228
Add: Stock-based compensation expense....................          1,491        1,152         3,027        2,383
Impact of application of EITF Topic D-42.................              -            -             -        2,778
EITF Topic D-42  charges  included  in equity in earnings of
    real estate entities.................................            729          131           729          131
Less: Capital expenditures to maintain facilities........        (15,070)      (2,564)      (23,449)      (9,370)
                                                            -------------  -----------  ------------- -------------
Funds available for distribution ("FAD") (b).............     $  114,854   $  114,033    $  228,896   $  213,150
                                                            =============  ===========  ============= =============
Distribution to common shareholders......................     $   64,297   $   57,593    $  128,595   $  115,665
                                                            =============  ===========  ============= =============
Distribution payout ratio (b)............................          56.0%        50.5%         56.2%        54.3%
                                                            =============  ===========  ============= =============


(a) Funds from operations ("FFO") is a term defined by the National Association of Real Estate Investment Trusts ("NAREIT"). FFO is a non-GAAP (generally accepted accounting principles) financial measure. FFO is generally defined as net income before depreciation with respect to real estate assets and gains and losses on real estate assets. FFO is presented because management and many analysts consider FFO to be one measure of the performance of real estate companies. In addition, we believe that FFO is helpful to investors as an additional measure of the performance of a REIT, because net income includes the impact of depreciation, which assumes that the value of real estate diminishes predictably over time, while we believe that the value of real estate fluctuates due to market conditions and in response to inflation. FFO computations do not consider scheduled principal payments on debt, capital improvements, distribution, and other obligations of the Company. FFO is not a substitute for our cash flow or net income as a measure of our liquidity or operating performance or our ability to pay dividends. Other REITs may not compute FFO in the same manner; accordingly, FFO may not be comparable among REITs.


(b) Funds available for distribution ("FAD") represents FFO, plus 1) impairment charges with respect to real estate assets, 2) the non-cash portion of stock-based compensation expense, and 3) income allocation to preferred equity holders in accordance with EITF Topic D-42, less capital expenditures. The distribution payout ratio is computed by dividing the distribution paid by FAD. FAD is presented because many analysts consider it to be a measure of the performance and liquidity of real estate companies and because we believe that FAD is helpful to investors as an additional measure of the performance of a REIT. FAD is not a substitute for our cash flow or net income as a measure of our liquidity, operating performance, or our ability to pay dividends. Other REITs may not compute FAD in the same manner; accordingly, FAD may not be comparable among REITs.

                              Public Storage, Inc.
                             Selected Financial Data
          Reconciliation of Same Store Revenues and Cost of Operations
        To Consolidated Self-Storage Rental Income and Cost of Operations
                                   (Unaudited)

                                                           Three Months Ended           Six Months Ended
                                                                June 30,                    June 30,
                                                       --------------------------  --------------------------
                                                           2006          2005          2006          2005
                                                       ------------- ------------  ------------  ------------
                                                                       (Amounts in thousands)

Revenues for the 1,266 Same Store facilities.........   $   214,832  $   203,302   $   423,060   $   401,361

Revenues for non-Same Store facilities (a):
    Development facilities (year opened):
       2002 and 2003.................................         6,909        6,136        13,519        11,886
       2004..........................................         1,742        1,247         3,360         2,254
       2005..........................................           584           48           953            50
       2006..........................................            56            -            56             -
       Combination facilities........................         5,055        4,085         9,773         7,972
    Acquisition facilities (year acquired):
       2004..........................................         8,470        7,454        16,550        14,450
       2005..........................................         6,178        1,377        11,816         1,877
       2006..........................................         1,442            -         1,839             -
    Newly consolidated facilities....................         3,890            -         7,188             -
    Expansion facilities.............................        13,240        11,606       25,796        22,751
                                                       ------------- ------------  ------------  ------------
Consolidated self-storage revenues (b)...............   $   262,398  $   235,255   $   513,910   $   462,601
                                                       ============= ============  ============  ============

Cost of operations for the 1,266 Same Store facilities  $    72,749  $    67,736   $   144,779   $   137,727

Cost of operations for non-Same Store facilities (a):
    Development facilities (year opened):
       2002 and 2003.................................         2,230        2,218         4,395         4,266
       2004..........................................           551          659         1,129         1,178
       2005..........................................           406           94           820           117
       2006..........................................           114            -           114             -
        Combination facilities.......................         1,846        1,898         3,658         3,505
    Acquisition facilities (year acquired):
       2004..........................................         3,204        3,206         6,211         6,357
       2005..........................................         2,385          674         4,854           951
       2006..........................................           717            -           942             -
    Newly consolidated facilities....................           941            -         1,720             -
    Expansion facilities.............................         4,282         3,917         8,538        7,945
                                                       ------------- ------------  ------------  ------------
Consolidated self-storage cost of operations (b).....  $    89,425   $    80,402   $   177,160   $   162,046
                                                       ============= ============  ============  ============


(a) We consolidate the operating results of additional self-storage facilities that are not Same Store facilities. Such facilities are not included in the Same Store pool either because they were not stabilized for the entire period from January 1, 2004 through June 30, 2005, or because we acquired these facilities from third parties after December 31, 2003.

(b) Self-storage revenues and cost of operations do not include revenues and expenses generated at the facilities with respect to tenant reinsurance, retail sales and truck rentals.